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                                                                    EXHIBIT 14.1

                                  INTRODUCTION

         Innotrac Corporation is about Integrity, Respect and Excellence in everything we do. These key beliefs define who we are and represent our core values as individuals and as an organization. We demonstrate our commitment to these beliefs every day in our interactions with our employees, our clients, our shareholders, our suppliers, our competitors and our communities. This Code highlights important issues and identifies policies and procedures to help you make decisions that reflect and support these key beliefs.

         Innotrac expects all employees, officers and members of its Board of Directors, as well as individuals and entities with whom we do business, to act with the highest ethical standards and to comply with all applicable laws. The Code is a guide to the specific standards of business conduct and laws that apply to our everyday business dealings. In some instances, the Code goes beyond what the law requires to protect the integrity of the Company in all situations. This Code does not include all policies of the Company, however; the Company publishes various policies, procedures and rules from time to time, and all employees, officers and Board members are expected to comply with these policies, procedures and rules as well.

                             APPLICATION OF THE CODE

         Our words and action reflect who we are. Each of us is responsible for making sure that our actions conform to this Code and all laws applicable to us. This responsibility extends from the very top and throughout all levels of our organization, including the Board of Directors, the executive officers (including the senior financial officers), and all employees. Failure to abide by this Code or the law will lead to disciplinary action appropriate to the violation, up to and including termination.

                            DISTRIBUTION OF THE CODE

         Innotrac will distribute this Code to new employees, officers and Board members, and will distribute or publish updates as appropriate. The current version of this Code also is available on the Company's intranet site. You may request a free copy of this Code by sending your written request to the Company's corporate secretary at 6655 Sugarloaf Parkway, Duluth, Georgia 30097.

         Our business partners, including consultants and subcontractors, play vital roles in the work that we do. It is very important that these business partners share our high ethical standards and commitment to integrity. We will inform our business partners of their responsibilities to act on behalf of Innotrac consistently with this Code and other applicable Innotrac policies and procedures.

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

                                CONDUCT STANDARDS

                             I. COMPLY WITH THE LAW

         Innotrac is committed to conducting our businesses in accordance with the letter and the spirit of the laws of the United States and the states in which we do business. All employees, officers and Board members of the Company are responsible for fulfilling this commitment by being knowledgeable about applicable laws, rules and regulations and by steadfastly complying with their legal obligations in the performance of their Company responsibilities. For questions or clarification, you should consult the Company's General Counsel.

                     II. ENSURE A POSITIVE WORK ENVIRONMENT

EQUAL OPPORTUNITY FOR ALL EMPLOYEES

         One of Innotrac's most valuable assets is its employees. Our mission is to provide our employees with a rewarding work environment that allows for individual growth and development within the Company. We support honesty, dignity, respect, integrity, and accountability in the workplace.

         We value our employees' uniqueness and diversity, which bring different perspectives to our work and enhances our ability to serve our clients and their customers. Each of us must demonstrate sensitivity to and respect for all other employees. We are an equal employment opportunity employer and provide employment opportunities regardless of race, color, sex, religion, national origin, age, disability, veteran status, or other legally protected status. We will not retaliate against any employee who in good faith makes a complaint about Innotrac's employment practices.

FREEDOM FROM HARASSMENT

         Innotrac is committed to providing a positive, productive work environment for all employees. We treat all employees fairly, with dignity and respect. Innotrac will not tolerate any harassment of employees by anyone, including any supervisor, co-worker, vendor, client, or customer of Innotrac. Harassment occurs when words or actions create an intimidating, hostile or offensive work environment and can take many forms. It can be verbal, written, physical or graphic. Even behavior that is not intended to be harassing may be perceived that way. Our policy against harassment includes harassment for any discriminatory reason, such as sex, race, national origin, disability, age or religion. All of us are responsible for helping to enforce this policy and ensuring that the work environment remains pleasant and professional for everyone at Innotrac.

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

SAFETY AND HEALTH

         Innotrac is committed to providing a drug-free, safe and healthy work environment. Each of us is responsible for following Innotrac's safety and health policies and procedures. We must ensure that this work environment is free from the effects of illegal drugs and alcohol which could prevent us from conducting work activities safely and effectively. No employee may engage in the illegal use, sale, distribution or manufacture of drugs or abuse prescription drugs while on the job or on Company premises.

                         III. ENGAGE IN FAIR COMPETITION

ANTITRUST AND COMPETITION

         We compete vigorously, independently and fairly in compliance with all applicable antitrust and competition laws. Innotrac will not enter into any anticompetitive agreements with our competitors, which include agreements or understandings with competitors concerning pricing, sales terms, market share or territory allocation or boycotts. Innotrac also does not condone activities that seek to gain an unfair competitive advantage. Nor does Innotrac compete by disparaging or criticizing a competitor to a client or potential client. We earn our clients' trust and loyalty based on the quality, features and pricing of our services.

         The antitrust and unfair competition laws impose severe penalties for unlawful behavior and are aggressively enforced. They also may impose sanctions on individuals. Any questions about whether an action may violate an antitrust or competition law should be referred to the General Counsel.

COMPETITIVE INTELLIGENCE

         We rely on competitive intelligence to understand the marketplace and to develop and manage our services accordingly. Innotrac must gather this competitive information ethically and lawfully, however. Innotrac will not use any unlawful means to acquire competitive information, such as theft, blackmail, wiretapping, electronic eavesdropping, bribery, threats, extortion, or other improper methods. Nor do we use our competitor's employees or suppliers as improper sources of confidential competitive information.

         Some Innotrac employees may have signed agreements with previous employers that contain restrictions on their post-termination activities. Innotrac expects these employees to comply with all lawful restrictions. In addition, no individual acting on Innotrac's behalf should use or disclose, directly or indirectly, any confidential information or trade secrets of a third party that the individual obtained while employed by or associated with that third party.

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

                        IV. PROTECT THE COMPANY'S ASSETS

COMPANY RECORDS

         We must maintain accurate and complete Company records. All transactions must be recorded so as to permit preparation of financial statements in conformity with generally accepted accounting principles. We will not make any false or misleading entries in the Company's books and records for any reason, nor will we establish any undisclosed or unrecorded fund or asset for any purpose. No employee may engage in any arrangement that results in such a prohibited act.

         No payment on behalf of the Company may be approved without adequate supporting documentation or made with the intention or understanding that any part of such payment is to be used for any purpose other than as described by the documents supporting the payment.

FINANCIAL REPORTING

         We are committed to full, fair, accurate, timely, and understandable disclosures of Innotrac's financial results and condition in all reports and documents filed by the Company with the Securities and Exchange Commission and in other public communications made by the Company. Although this commitment applies to everyone, Innotrac's financial officers and personnel have a special responsibility to ensure that the Company's finance and accounting practices support this objective.

CONFIDENTIAL INFORMATION

         Our confidential information is vital to the Company's ongoing success. Confidential information is any information that is non-public and that is identified or treated by Innotrac as confidential, proprietary or secret, or which under the circumstances would reasonably be understood to be confidential. Confidential information also includes information belonging to our clients and their customers, our suppliers, and the business partners with whom we do business. The following examples illustrate some of the types of confidential information that employees may encounter each day, but is not exhaustive:

         -        Business plans, strategies, and budgets

         -        Operational and sales information

         -        Pricing and pricing strategies

         -        Internal policies and manuals

         -        Financial data and reports that are not public

         - Technical information, including research, development, procedures,

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

                  algorithms, data, designs, and know-how

         -        Possible acquisitions, divestitures and mergers

         -        Information about actual or potential clients and vendors

         -        Personal information about our clients' customers

         -        Information about existing or future services

         No employee, officer or Board member may use or disclose any confidential information regarding the Company or our clients, operations, finances or business dealings, except in connection with the individual's work for the Company or as required by legal process. We also must ensure that we enter into appropriate non-disclosure agreements to protect the confidentiality of information that is disclosed or received. These confidentiality obligations will continue throughout an individual's employment or a business partner's association with Innotrac and even afterwards.

         All confidential information should be marked appropriately and stored in a secure location. Care should be taken not to leave documents containing confidential information visible on desks, not to throw such documents away in a trash without shredding the documents, and not to discuss confidential information in public places.

         We especially must be cautious when responding to requests for information from the media, financial analysts, attorneys or similar outside entities. All requests for information from the media or financial community should be referred to the Company's Chief Financial Officer and all requests for information about lawsuits, subpoenas or legal claims should be referred to the Company's General Counsel. All employment-related inquiries should be directed to the Company's Human Resources Department.

ELECTRONIC COMMUNICATIONS SYSTEMS

         Innotrac uses various electronic communications systems, such as e-mail, telephony, pagers, facsimiles, and Internet access, to make our businesses operate more effectively and efficiently and to provide better service to our clients. These electronic resources belong to the Company and must be used for the purpose of conducting the Company's business. All computer users are obligated to use these resources responsibly, professionally, ethically, and lawfully. The systems should not be used in any way that may be disruptive to Company operations or that violate Company policy or law. To protect the security of these resources, all user ids and passwords should be safeguarded carefully.

         While occasional personal use of the Company's system is permitted as long as such use does not interfere with the employee's job responsibilities, individuals should be aware that all electronic information (such as e-mail messages stored on the Company's systems) are the property of the Company, and the Company, at its discretion, reserves the right to access and disclose any electronic information for any

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

purposes, including computer files, messages sent over its e-mail system, or information accessed through its Internet connection. In addition, data, programs, documents, correspondence, and other files stored on or transmitted by these electronic systems are the property of the Company and must be safeguarded with the same diligence as traditional paper documents.

COMPUTER SOFTWARE

         Innotrac's integrated network of computer systems utilizes many different software applications that work together to assist us in our jobs every day. We must protect these assets carefully from damage, destruction and improper use. Innotrac prohibits any unauthorized acquisition, copy, or use of computer software of the Company or any third party. All software used by or on behalf of the Company or on Company-owned computers must be purchased through the appropriate channels in the Company using approved procedures. Software may not be brought in from any unauthorized source, including downloading from the Internet. Software must be used only in accordance with the terms of its license agreement. No employee may make or distribute unauthorized copies of software or documentation for use within or on behalf of the Company or for personal use or for the use of others, including clients, customers and family members.

COMPANY FACILITIES, PROPERTY AND SERVICES

         Company facilities, property and services (or those of third parties doing business with the Company) may not be used for personal use. Similarly, personal expenses may not be charged to the Company (including on Company credit cards) or otherwise paid by the Company, except as permitted under approved fringe benefit policies. All property of the Company, including materials produced by employees and proprietary information, must be returned to the Company immediately upon termination of employment.

INSIDE INFORMATION AND SECURITIES TRADING

         Under federal and state securities laws, it is unlawful to buy or sell the stock of a public company like Innotrac while aware of "insider" information. To ensure that we comply with these securities laws, all Innotrac employees, officers and Board members must observe the following important standards:

         - Material non-public information must not be disclosed to (a) anyone within the Company except those people who need to know the information in the performance of their job responsibilities, or (b) anyone outside the Company except those people who are being requested to provide products or services to the Company which directly involve that information and agree to or are otherwise obligated to keep that information confidential.

         - No employee, officer or Board member of the Company may directly or

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

             indirectly buy or sell securities of the Company while aware of material, non-public information about the Company, except as provided in stock sale or purchase plans permitted under applicable laws and approved by Innotrac's General Counsel. In addition, employees, officers and Board members of the Company may not directly or indirectly buy or sell securities of any other publicly traded corporation about which the individual has material, non-public information as a result of his or her position with the Company, including knowledge of business transactions or potential business transactions between the Company and such other corporation.

         - Additional restrictions apply to members of the Board and executive officers of the Company, who generally may only trade on the open market during the two-week window beginning 48 hours after the Company first publicly releases its earnings for the most recently completed fiscal period.

                         V. AVOID CONFLICTS OF INTEREST

         Innotrac requires honest and ethical conduct from its employees, officers and Board members. Individuals are expected to act at all times in Innotrac's best interests and to exercise sound judgment unclouded by personal interests or divided loyalties. Actual or apparent conflicts of interest between personal and professional relationships must be handled ethically. In furtherance of these requirements, employees, officers and Board members must observe the following standards:

RELATIONSHIPS WITH CLIENTS, SUPPLIERS AND COMPETITORS

         Employees, officers and Board members must disclose any ownership, control or beneficial interest they may have in any firm seeking to do business with the Company or any relationship with any person who might benefit from such a transaction. Business transactions where a material interest or relationship is or reasonably could be expected to be present may only be pursued if a written waiver is first granted in accordance with this Code. Employees, officers and Board members may not hold investments in firms competing directly with the Company. Ownership or beneficial interest of less than 1% of the outstanding stock of publicly held companies is excluded from these policies.

         Employees, officers and Board members may not borrow from or lend personal funds to clients, suppliers, competing companies, or their affiliates except for arms-length transactions that occur in the normal course of business.

         Employment (whether or not for remuneration), compensation, or other financial benefits from an actual or potential client, supplier, or competing company while employed by the Company is strictly prohibited.

RELATED PARTY TRANSACTIONS

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

         Any transaction between Innotrac and any officer, Board member, or principal shareholder or affiliate should be at "arms-length", which means that the terms must be no less favorable than those that Innotrac could obtain from an unaffiliated third party or the transaction should otherwise be in the best interests of the Company. To enable Innotrac to make this determination, all proposed related party transactions must first be approved by the Company's Audit Committee. The Company will disclose all approved related party transactions as required by the Securities and Exchange Commission and applicable law. [annually?]

OTHER OUTSIDE EMPLOYMENT AND BOARD MEMBERSHIPS

         Innotrac does not permit officers or employees to hold other outside employment (whether or not for remuneration) or investments affecting efficiency or working hours unless a written waiver is first granted in accordance with this Code. An employee, officer or Board member may serve on the Board of Directors of another company or non-profit organization that is not an actual or potential client, supplier or competitor of Innotrac so long as the directorship does not affect the individual's efficiency or working hours and does not otherwise create an actual or potential conflict of interest. If in doubt, the individual should seek guidance from the Chief Financial Officer or General Counsel before accepting an outside directorship.

ACCEPTANCE OF GIFTS FROM THIRD PARTIES

         Innotrac employees, officers and Board members must not accept anything that might make it appear that our judgment for Innotrac would be compromised, such as kickbacks, lavish gifts or entertainment, money in any amount, or gratuities. You may accept items of nominal value, such as advertising or promotional items bearing another company's logo. You also may accept occasional meals, refreshments and entertainment that is reasonable in the context of the business. Solicitation of gifts is strictly prohibited. You must report any offers from a third party that violate this policy to the Audit Committee for matters relating to Board members and executive officers of the Company or to the Company's chief executive officer for matters relating to all other employees.

GIFTS TO THIRD PARTIES

         Some business situations call for gift giving and entertainment. These business courtesies must be reasonable in the business context and legal. All reimbursable items must be identified on expense reports and other documents and are subject to supervisory review, including a determination that expenditures conform to this policy. You may not offer any gift or entertainment that is lavish or that is prohibited by law or the policy of the recipient. It is each employee's obligation to ask about the recipient's policy before offering any business courtesy. If in doubt, check first.

         Some government agencies prohibit any entertaining of, or gifts to, their employees (including civilian employees), and in such cases no entertainment or gifts are permitted. To be safe, check with the General Counsel before offering any business

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

courtesy to a governmental official or employee. In addition, the Company complies fully with the Foreign Corrupt Practices Act, which generally prohibits any payment to foreign officials, including political parties or candidates, for the purpose of obtaining or retaining business for the Company or otherwise securing any improper advantage.

                           VI. SUPPORT OUR COMMUNITIES

COMMUNITY SERVICE

         We strive to build a sense of community within all of our locations throughout the United States. Each associate is valued and respected for their commitment to family, community and charity.

SOUND ENVIRONMENTAL PRACTICES

         Innotrac respects the environment by conducting its operations in accordance with all applicable environmental laws and regulations in the places where we operate. Innotrac strives to protect the environment by minimizing any adverse environmental impact of our operations and utilizing recycling programs whenever feasible.

POLITICAL CONTRIBUTIONS

         Innotrac encourages individuals to become involved in political affairs. Our officers, employees and Board members are free to make individual, personal contributions to causes and candidates of their choice, as long as they make it clear that their views and actions are not those of Innotrac. Company funds may not be used for political contributions, directly or indirectly, in support of any party or candidate except as permitted under applicable law.

                                     WAIVERS

         The Company in its discretion may grant a written waiver for certain activities, relationships or situations that otherwise would violate or could reasonably be expected to violate this Code. To obtain a waiver, the employee, officer or Board member must disclose all relevant facts and information concerning the matter either to (1) the Company's Audit Committee for matters involving a Board member, corporate officer or senior financial officer, or (2) the chief executive officer of the Company for matters relating to all other employees. Waivers that are not expressly approved in writing shall be deemed to be denied.

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

                      GETTING HELP AND REPORTING VIOLATIONS

QUESTIONS

         If you have doubt or uncertainty about whether a situation may violate this Code, you should contact the Company's General Counsel using the contact information listed below. The Company will then determine whether a violation of the Code exists.

REPORTING VIOLATIONS

         Each of us has a responsibility to report any violation of the Code promptly. You should report violations or suspected violations in writing or verbally to either of the following individuals:

            Chief Financial Officer             General Counsel
            6655 Sugarloaf Parkway              6655 Sugarloaf Parkway
            Duluth, Georgia   30097             Duluth, Georgia  30097
            (678) 584-4020                      (678) 584-4234

Any reports involving accounting, internal controls or auditing matters will be referred to the Company's Audit Committee. If you are not comfortable identifying yourself, you may send reports anonymously and/or request confidentiality. Employees will not be disciplined or retaliated against in any way for reporting violations in good faith.

CONSEQUENCES FOR VIOLATIONS

         Innotrac will take prompt and appropriate remedial action in response to violations of the Code. Any employee, officer or Board member who engages in conduct prohibited by the Code as determined by the Company will be subject to discipline appropriate to the violation, up to and including termination or removal. Additionally, the Company may be required to report certain violations to appropriate government or legal authorities.

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Innotrac Code of Ethics and Business Conduct                        March 1,2004

                                  CERTIFICATION

         I have read and affirm my commitment to the principles and standards described in the Innotrac Corporation Code of Ethics and Business Conduct. I confirm that I am not in violation of any of the provisions of the Code and I have no knowledge of any unreported violations of any of such provisions by anyone else, whether for their own benefit or for the supposed benefit of the Company, except as I have noted below.

Failure to read and/or sign this Certification in no way relieves employees, officers and Board members of the responsibility to comply with the standards set forth in the Innotrac Corporation Code of Ethics and Business Conduct or applicable laws, policies and procedures.

___________________                   ___________________
Name                                  Date

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